Exhibit 10.1

2009 MANAGEMENT INCENTIVE COMPENSATION PLAN SUMMARY

Alliant Energy Corporation (the “Company”) maintains the Management Incentive Compensation Plan (MICP), which provides eligible employees with a cash bonus if corporate and individual goals are met. The following is a summary of the material terms of the MICP applicable to named executive officers of the Company for 2009.

Alliant Energy Corporate Performance: The table below outlines the 2009 goals against which corporate performance will be measured and the funding associated with each level of achievement.

2009 CORPORATE PERFORMANCE MEASURES
For Purposes of Determining the Short-Term Incentive Pool

Earnings Per Share (EPS) (1)		Cash Flow (2)
Level	Funding	Level	Funding
Maximum	150%
Target	100%	Target ($545M)	100%
Threshold (3)	20%
($2.10)

Weighting of EPS in final Corporate Performance	Weighting of Cash Flow in final Corporate Performance
85%	15%

(1)	Earnings per share (EPS) amounts used for purposes of determining short-term incentive pool will be based on utility earnings from continuing operations only.
(2)	Cash flow amount used for purposes of determining short-term incentive pool funding will be based on utility and Alliant Energy Corporate Services, Inc. (SERVCO) cash flows from operations only. If cash flows do not meet the target amount, the short term incentive pool will only be funded at 85% of the funding level achieved by EPS. Calculation of the cash flow amount will exclude changes from budgeted sales of customer receivables, tax effected pension contributions and net collateral held by or paid by the utilities and SERVCO.
(3)	If the Threshold EPS level, which is the mid-point of utilities earnings per share guidance issued on December 18, 2008, is not met, there will be no payout for the 2009 plan year.

MICP Target Incentives: Achievement of the target level goals and objectives may result in a payout of 100% of the incentive opportunity. However, a participant’s final award may range anywhere from 0 to 200% of that target based on an individual’s achievement of performance goals. Incentive opportunity is expressed as a percentage of eligible earnings for the plan year.

Individual Performance Goals: For 2009, there are financial, execution and corporate well-being goals for the CEO and other executive officers. Financial Goals are weighted at 50%. The 2009 annual financial goals are to achieve Alliant Energy Corporation consolidated EPS from continuing operations of $2.33 for the CEO, COO, CFO and Senior Vice President, and Utility EPS from continuing operations of $2.10 for the all the named executive officers. All officers have a target to achieve cash flows from continuing operations of $545 million at utilities and SERVCO, excluding changes in sales of customer receivables, tax effected pension contributions and net collateral held by or paid by the utilities and SERVCO. Mr. Aller has financial goals related to non-regulated transportation operations. Execution Goals weighted at 30% include various accomplishments for the WPL and IPL future generation plans; utility wind projects; utility rate cases; customer service and reliability standards; clean air compliance plan; environmental; and Lean Six Sigma goals. Corporate Well Being Goals weighted at 20% include various accomplishments for employee diversity metrics and safety goals.

Claw-back provision: The Company will seek reimbursement of excess incentive awards paid to executive officers under the MICP if the Company’s financial statements are the subject of a restatement due to gross negligence, intentional misconduct or fraud. This provision applies to incentive payments made within 12 months of the restatement.